Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement is dated as of December      , 2010 (this “Agreement”), between Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Dr. Judy Chiao.

In the event of a Change in Control (as defined in Section 3) of the Company, and your employment with the continuing or surviving company (the “Controlling Company”) is terminated (including if you voluntarily terminate your employment for Good Reason, as defined in Section 3) at any time within six (6) months following the effective date of a Change in Control, unless such termination is For Cause, death, disability or you voluntarily leave without Good Reason (as each such term is defined in Section 3), you will be entitled to receive the benefits described below.

1. Continued Benefits. In lieu of any further salary and bonus payments to you for periods subsequent to the date of termination, provided you execute and deliver to the Controlling Company a general release of any legal claims that you may have against the Controlling Company in the form required by the Controlling Company (the “Release”) and the Release is effective non-revocable before the date that is the sixtieth (60th) day following the date of termination, you shall be entitled to the following benefits from the Controlling Company:

(a) payment by the Controlling Company of a lump sum severance payment, payable on the sixtieth (60th) day following the date of termination, equal to your annual salary for a period of twelve (12) months from the date of termination;

(b) payment by the Controlling Company of all unpaid, accrued vacation through the date of termination, payable on the sixtieth (60th) day following the date of termination;

(c) all options to purchase shares of the Company’s common stock held by you shall be vested and be exercisable for a period of twelve (12) months following the effective date of the Change in Control; and

(d) the Controlling Company shall arrange coverage for you and your dependents, as the case may be, under medical care and life insurance benefit plans substantially similar to those which you and your dependents were entitled immediately prior to the effective date of the Change in Control for a period of up to twelve (12) months after the effective date of the Change in Control; provided, however, that the Controlling Company’s obligation to provide such coverage shall be terminated if you obtain substitute coverage from another employer at any time during the continuation period. You shall be obligated to notify the Controlling Company of any such substitute coverage and the date of commencement thereof promptly upon obtaining any such coverage.

2. Compliance with Section 409A.

(a) The benefits set forth in Sections 1(a) and (b) are intended to be exempt from Section 409A of the Internal Revenue Code (the “Code”) as a short term deferral pursuant to Treas. Reg. §1.409A-1(b)(4). The benefit set forth in Section 1(c) is intended to be exempt from Section 409A of the Code as a stock option pursuant to Treas. Reg. §1.409A-1(b)(5)(ii) or a nonstatutory stock option not providing for the deferral of compensation pursuant to Treas. Reg. §1.409A-1(b)(5)(i)(A). Notwithstanding the foregoing, if any of the benefits set forth in this Agreement are “non-qualified deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. If at the time of your “separation of service”, you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, any benefits that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the first business day that is more than six months after your “separation from service” from the Controlling Company became effective. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Controlling Company at the time your employment terminates), any benefits that constitute deferred compensation under Section 409A of the Code shall be further delayed until the first business day that is more than six months after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

(b) It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Controlling Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(c) Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the Agreement. For purposes of clarification, this Section 2(c) shall be a rule of construction and interpretation, and nothing in this Section 2(c) shall cause a forfeiture of benefits on your part.

3. Definitions. The following terms have the following meanings:

(a) Change in Control. A “Change in Control” shall be deemed to have taken place if:

(i) there shall be consummated any consolidation or merger of the Company in which Company is not the continuing or surviving corporation or pursuant to any transaction in which shares of the Company’s capital stock are converted into cash, securities or other property, or any sale, lease, exchange or other transfer in one transaction or a series of transactions contemplated or arranged by any party as a single plan of all or substantially all of the assets of the Company, or the approval of a plan of complete liquidation or dissolution of the Company adopted by the stockholders of the Company; or

(ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the board of directors (the “Board”) (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

(iii) individuals who at the date hereof constitute the entire Board and any new directors whose election by the Board, or whose nomination for election by the Company’s stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board.

(b) For Cause. Your employment shall be deemed to have been terminated “For Cause” if the Controlling Company shall have terminated you as a result of any of the following: (A) improper conduct, consisting of any willful act or omission with the intent of obtaining, to the material detriment of the Controlling Company, any benefit to which you would not otherwise be entitled; (B) gross negligence, consisting of wanton and reckless acts or omissions in the performance of your duties to the material detriment of the Controlling Company; (C) addiction to drugs or chronic alcoholism; or (D) any conviction of, or plea of nolo contendere to, a crime (other than a traffic violation) under the laws of the United States or any political subdivision thereof provided that you receive a copy of a resolution duly adopted by a two-thirds majority affirmative vote of the membership of the board of directors of the Controlling Company, at a meeting thereof called and held for such purpose, after you have been given reasonable notice of such meeting and have been given an opportunity, together with your counsel, to be heard by the board of directors of the Controlling Company, finding that in the good faith opinion of the board of directors of the Controlling Company you were guilty of the conduct set forth and specifying the particulars thereof in detail.

(c) Good Reason. Your employment shall be deemed as having been terminated by you for “Good Reason” if (i) the Controlling Company (A) materially reduces your duties, responsibilities or authority commensurate with your position immediately prior to the effective date of the Change in Control; (B) reduces your base salary in effect immediately prior to the effective date of the Change of Control; (C) requires you to relocate to another office more than fifty (50) miles of your office location immediately prior to the effective date of the Change of Control (except for required travel related to your position to an extent substantially consistent with your business travel obligations immediately prior to the effective date of the Change in Control); or (D) fails to offer you all material benefits offered to all other employees of the Controlling Company; (ii) within ninety (90) days of the first occurrence of the Controlling Company’s acts giving rise to the termination of your employment for “Good Reason”, you notify the Controlling Company in writing of those acts; and (iii) within thirty (30) days of receiving your written notice of termination, the Controlling Company fails to fully correct or cure the acts giving rise to the termination of your employment for “Good Reason.” For purposes of clarity, if the Controlling Company fails to correct or cure the acts giving rise to the termination of your employment for “Good Reason”, the termination of your employment shall become effective on the thirty-first day following the day on which the Controlling Company receives your written notice under this Section.

CYCLACEL PHARMACEUTICALS, INC.

By:

	Spiro Rombotis, President and CEO	Dr. Judy Chiao